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                                                                    Exhibit 99.1

FIRST UNION REAL ESTATE INVESTMENTS

AT THE COMPANY
Neil H. Koenig
Interim Chief Financial Officer
(212) 905-1104


FOR IMMEDIATE RELEASE



               FIRST UNION ANNOUNCES SALE CONTRACT FOR SIGNIFICANT
             ASSET SALE TO RADIANT INVESTORS AND SHAREHOLDER MEETING


NEW YORK, NEW YORK, SEPTEMBER 14, 2000 --- FIRST UNION REAL ESTATE INVESTMENTS (NYSE: FUR) announced that it has executed a definitive agreement (the "Sale Contract") with Radiant Investors, LLC ("Radiant"), a Delaware limited liability company, with respect to the purchase by Radiant of certain properties of the Company and its subsidiaries for an aggregate purchase price of approximately $200 million. A separate sale agreement is also under negotiation with respect to the sale for $5 million of a parking facility and is expected to be executed imminently.

The signing of a letter of intent with Radiant with respect to the purchase had been previously announced in June. Radiant is affiliated with Radiant Partners LLC, which currently manages the operations of the Company and is owned and controlled by Daniel P. Friedman, David Schonberger and Anne N. Zahner, each an executive officer of the Company. Mr. Friedman is also a Trustee of the Company.

The sale of the properties under the Sale Contract is subject to several conditions, including the consent of shareholders of the Company. It is contemplated that a special meeting in lieu of the 2000 annual meeting of the shareholders of the Company will be held in the fourth quarter of 2000. Proxy materials will be prepared and mailed to shareholders in connection with the meeting outlining the terms and conditions of the Sale Contract and the consent requested.

Under the transactions contemplated by the Sale Contract and the related parking facility agreement, the Company and its subsidiaries will receive aggregate consideration of $205 million, subject to certain adjustments, including its share of certain transaction costs up to a maximum of $2 million. As part of the consideration, Radiant will assume certain mortgages on the properties to be sold. It is anticipated that the aggregate of these mortgages is approximately $125 million in principal amount. Under certain circumstances, the Company may elect to provide Radiant with financing with respect to certain of the properties to be sold under the Sale Contract. Radiant will have deposited $1 million with respect to execution of the Sale Contract and the related parking facility agreement and will forfeit $125,000 of such deposits (and the Sale Contract will terminate) if an additional deposit of $6 million is not posted by September 29, 2000.


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The properties to be purchased by Radiant include:

       -     55 Public Square and CEI Office Buildings - Cleveland, Ohio

       -     55 Public Square Garage - Cleveland, Ohio

       -     West 3rd Street Parking Lot - Cleveland, Ohio

       -     North Valley Tech Center - Thornton, Colorado

       -     Two Rivers Business Center - Clarksville, Tennessee

       -     Westgate Shopping Center - Abilene, Texas

       -     Pecanland Mall - Monroe, Louisiana

       -     Huntington Garage - Cleveland, Ohio

       -     Long Street Garage - Columbus, Ohio

       -     Madison and Wells Garage - Chicago, Illinois

       -     Printers Alley Garage - Nashville, Tennessee

       -     5th and Marshall Garage - Richmond, Virginia

       - Club Associates' note receivable, face amount of approximately $1.5 million.

       - Ancillary assets including FF&E, and reserve and escrow accounts related to the Properties.

In addition, Radiant would receive net operating income from all of the Properties from June 1, 2000 less capital expenditures committed subsequent to May 9, 2000 further reduced by 66.6% of asset management fees paid to Radiant Partners, LLC from June 1, 2000 until the closing of the transaction.

Upon the closing of the sale, Radiant Partners would continue to manage the Company's remaining assets for an annual fee of $250,000 for two years.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report filed by the Company with the SEC on Form 10-K.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed stapled-stock real estate investment trust (REIT) headquartered in New York, New York.